Exhibit 3.12

ARTICLES OF AMENDMENT

OF

SUN EXPRESS GROUP, INC.

THE UNDERSIGNED, being the President and Secretary of SUN EXPRESS GROUP, INC., a Florida corporation (the “Corporation”) hereby certify the following:

1.	Pursuant to Section 607.1007, Florida Statutes, the Articles of Incorporation of the Corporation were amended and adopted as of the Restated Articles of Incorporation, by the Directors and Shareholders holding a majority of the shares of the Corporation on June 26, 1991; and the majority was sufficient for approval.
2.	The Restated Articles of Incorporation filed on June 27, 1991 are correct.
3.	This amendment is being filed to correct an error in the Certificate filed June 27, 1991 which stated that the Corporation had not issued any shares of stock. This amendment accurately reflects that stock was issued and that the Restated Articles of Incorporation were voted upon and approved by both the Shareholders and Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this 12th day of November, 1991.

SUN EXPRESS GROUP, INC. a Florida corporation

By:	/s/ Guy Lindley, President

By:	/s/ Guy Lindley, Secretary